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                                                                                                                       EXHIBIT 12
                                                           USG CORPORATION
                                    Ratio of Earnings From Continuing Operations To Fixed Charges
                                              (Unaudited)                   (Dollars in millions)


                                                              1993
                                                  ------------------------
                                                  May 7 -     Jan 1 -                 Years Ended December 31
                                                                          ---------------------------------------------------------
EARNINGS FROM CONTINUING OPERATIONS:              Dec 31      May 6       1992        1991        1990        1989        1988
- ----------------------------------------          ---------------------------------------------------------------------------------

Earnings/(loss) from continuing operations
before taxes                                        (79)       657        (224)       (194)        (60)         23         110

Plus: interest expense                               92         86         334         333         292         297         178

Plus: Amortization of capitalized financing
costs                                                (1)         2           6           7           8           9           6
                                                  --------------------------------------------------------------------------------
Earnings From Continuing Operations
(as defined)                                         12        745         116         146         240         329         294
                                                  --------------------------------------------------------------------------------

FIXED CHARGES:
- ----------------------------------------

Interest expense                                    92          86         334         333         292         297         178

Amortization of capitalized financing costs         (1)          2           6           7           8           9           6
                                                     0           0
                                                  --------------------------------------------------------------------------------
Fixed Charges (as defined)                          91          88         340         340         300         306         184
                                                  --------------------------------------------------------------------------------

                                                  --------------------------------------------------------------------------------
Ratio of Earnings From Continuing Operations
To Fixed Charges (a)                                 -(b)      8.5(c)        -(d)        -(d)        -(d)      1.1         1.6
                                                  --------------------------------------------------------------------------------

Earnings From Continuing Operations (as defined)    12         745         116         146         240         329         294
Less: Fixed Charges (as defined)                   (91)        (88)       (340)       (340)       (300)       (306)       (184)
                                                  --------------------------------------------------------------------------------
Difference                                         (79)        657        (224)       (194)        (60)         23         110
                                                  --------------------------------------------------------------------------------
                                                  --------------------------------------------------------------------------------

(a)   For purposes of computing the ratio of earnings from continuing operations to fixed charges, earning from continuing operations are defined as earnings/(loss) from continuing operations before taxes on income, plus interest expense, plus amortization of capitalized financing costs. Fixed charges are defined as interest expense plus amortization of capitalized financing costs. The interest factor in rental expense had an insignificant effect on the ratios.

(b)   For the period May 7 through December 31, 1993 earnings from continuing operations were inadequate to cover fixed charges. The amount of the coverage deficiency was $79 million. Included in earnings from continuing operations before taxes was a non-cash charge for amortization of Excess Reorganization Value of $113 million.

(c)   Earnings from continuing operations for the period January 1 through May 6, 1993 includes a restructuring gain of $709 million. Without this gain, earnings from continuing operations would have been inadequate to cover fixed charges by $52 million.

(d)   For the years ended December 31, 1992, 1991, and 1990, earnings from continuing operations were inadequate to cover fixed charges. The amount of the coverage deficiency were $224 million, $194 million, and $60 million, respectively, of which $74 million, $63 million and $54 million, respectively, of such fixed charges were pay-in-kind interest on the Old Junior
      Subordinated Debentures.
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